Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Compensation Committee of the Board of Directors of
U.S. Global Investors, Inc. and the Participants of the
U.S. Global Investors, Inc. Employee Stock Purchase Plan
San Antonio, Texas

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-1588926, 333-152182, 333-191732, and 333-199333) on Form S-8 of U.S. Global Investors, Inc. of our report dated March 23, 2016, relating to the financial statements of U.S. Global Investors, Inc. Employee Stock Purchase Plan which appear in this Form 11-K for the year ended December 31, 2015.

/s/ BDO USA, LLP

BDO USA, LLP
Dallas, Texas
March 23, 2016